Simpson Manufacturing Co., Inc. Announces First Quarter Results

PLEASANTON, Calif., April 25, 2013 /PRNewswire/ -- Simpson Manufacturing Co., Inc. (the "Company") (NYSE: SSD) today announced its first quarter 2013 results.

Results for the Three Months Ended March 31, 2013, Compared with the Three Months Ended March 31, 2012

Overview

For the first quarter of 2013, net sales decreased 2.6% from $158.7 million for the first quarter of 2012 to $154.5 million for the first quarter of 2013. The Company had net income of $4.8 million for the first quarter of 2013 compared to net income of $7.2 million for the first quarter of 2012. Diluted net income per common share was $0.10 for the first quarter of 2013 compared to diluted net income of $0.15 per common share for the first quarter of 2012. The Company continues to invest in its strategic initiatives, such as an expanded offering of concrete and reinforcing products and systems, particularly specialty chemicals, and in its truss plate and software offerings.

Net sales

The decrease in the Company's first quarter 2013 net sales was primarily due to lower sales in Europe, which were affected by difficult economic conditions in Europe. In addition, net sales were also affected negatively by reduced home center sales, lower selling prices and inclement weather in some regions of the United States, Canada and Europe, which possibly delayed construction projects during the quarter.

  Regional net sales:
    North America net sales were flat in the first quarter of 2013, compared to the first quarter of 2012, with inclement weather delaying construction projects in regions of the United States and Canada. The United States had a slight increase in sales over the same period in 2012, despite the loss of some home center business and price reductions. Canadian net sales decreased slightly over the same period in 2012 due to lower sales volumes and selling prices.
    Europe net sales decreased in the first quarter of 2013, compared to the first quarter of 2012, primarily due to the region's economic conditions, inclement weather delaying construction projects and price decreases. Effects due to foreign currency translation were not significant.
  Consolidated net sales channels and product groups:
    Sales to contractor distributors increased in the first quarter of 2013, compared to the first quarter of 2012, while sales to lumber dealers were flat and sales to home centers decreased partly as a result of the loss of a significant customer in the second quarter of 2012.
    Wood construction product sales, including connectors, truss plates, fastening systems, fasteners and shearwalls, represented 86% of total Company sales in the first quarter of 2013, down from 87% in the first quarter of 2012.
    Concrete construction product sales, including adhesives, chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials, increased as a percentage of total sales to 14% in the first quarter of 2013, from 13% in the first quarter of 2012.

Gross profit

Gross profit decreased from $69.4 million in the first quarter of 2012 to $65.0 million in the first quarter of 2013. Gross profit as a percentage of net sales decreased from 43.7% in the first quarter of 2012 to 42.0% in the first quarter of 2013.

  North America – Gross profit margin decreased from 46.8% in the first quarter of 2012 to 44.7% in the first quarter of 2013, as a result of competitive price pressure, higher material costs, higher factory overhead due to lower sales volumes, and higher distribution costs as a percentage of sales. Concrete construction product sales, which have a lower gross margin than wood construction product sales, increased to 13% of North America sales in the first quarter of 2013 from 12% over the same period in 2012, also negatively affected the gross profit margin.
  Europe – Gross profit margin decreased from 32.3% in the first quarter of 2012 to 30.5% in the first quarter of 2013, as a result of competitive price pressure and higher material, distribution and factory overhead costs, due to lower sales volumes, as a percentage of sales, partly offset by decreased labor costs.
  Product mix - The gross profit margin differential between wood construction products and concrete construction products decreased from 18% in the first quarter of 2012 to 15% in the first quarter of 2013.
  Steel prices - While steel prices decreased slightly in the United States market in the first quarter, the Company expects an increase in steel prices during the second and third quarters of 2013 due to an expected increase in demand.

Research and development and engineering expenses

Research and development and engineering expenses decreased 9.7% from $9.2 million in the first quarter of 2012 to $8.3 million in the first quarter of 2013, primarily due to a $2.8 million decrease in professional fees, partly offset by increased personnel costs of $1.9 million.

  North America – Research and development and engineering expenses decreased $0.5 million, primarily due to decreased professional fees of $2.4 million, including $1.5 million in direct truss software development costs charged in 2012 by Keymark, partly offset by $1.7 million in 2013 truss software development costs comprising mostly personnel costs from the acquisition of Keymark's truss software development team.
  Europe – Research and development and engineering expenses decreased $0.4 million due to decreased professional fees.

Selling expenses

Selling expenses increased 4.6% to $21.4 million in the first quarter of 2013 from $20.4 million in the first quarter of 2012, primarily due to a $0.5 million increase in personnel costs and a $0.4 million increase in professional and promotional costs, partly offset by a $0.2 million decrease in cash profit sharing.

  North America – Selling expenses increased $1.2 million primarily due to increased personnel costs of $0.7 million, mostly from additional sales representatives in support of new business acquired in 2011 and 2012, and increased pay rates, and promotional costs of $0.5 million, partly offset by decreased cash profit sharing of $0.2 million.
  Europe – Selling expenses decreased $0.4 million primarily due to decreases in personnel costs of $0.3 million and cash profit sharing of $0.1 million.

General and administrative expenses

General and administrative expenses increased slightly to $26.3 million in the first quarter of 2013 from $26.2 million in the first quarter of 2012, reflecting reduced gains from foreign currency transactions of $0.8 million and increased impairment expenses of $0.6 million, maintenance expense of $0.4 million and intangible amortization expense of $0.2 million. These increases were mostly offset by decreases in cash profit sharing of $1.1 million and legal and professional fees of $0.7 million.

  North America – General and administrative expenses decreased $0.8 million primarily due to reductions in cash profit sharing of $0.5 million, impairment of $0.5 million and legal and professional fees of $0.5 million, partly offset by increased personnel costs of $0.3 million due to pay rate increases instituted in January 2013, intangible amortization expense of $0.3 million due to recent acquisitions, facility maintenance expense of $0.2 million and communication and computer expense of $0.2 million.
  Europe – General and administrative expenses increased $0.8 million primarily due to an impairment of $1.0 million associated with the Company's real estate in Ireland and reduced gains from foreign currency translations of $0.7 million, partly offset by decreases in personnel costs of $0.4 million, intangible amortization expense of $0.1 million and cash profit sharing of $0.1 million.
  Admin & All Other – General and administrative expenses decreased $0.3 million primarily due to a reduction in cash profit sharing of $0.5 million, partly offset by various other increases.

Income taxes

The effective income tax rate increased slightly to 47.0% in the first quarter of 2013 from 46.9% in the first quarter of 2012 primarily due to 2013 valuation allowances taken on foreign losses, primarily in the Europe segment.

Additional information

In February 2013, the Company acquired certain assets relating to the TJ® ShearBrace ("ShearBrace") product line of Weyerhaeuser NR Company for $5.3 million. The ShearBrace is a line of pre-fabricated shearwalls that will complement the Company's Strong-Wall shearwall product line, and is sold throughout North America.

At its meeting on April 23, 2013, the Company's Board of Directors declared a cash dividend of $0.125 per share. The record date for the dividend will be July 3, 2013, and it will be paid on July 25, 2013.

Investors, analysts and other interested parties are invited to join the Company's conference call on Friday, April 26, 2013, at 6:00 am Pacific Time. To participate, callers may dial 866-952-1906. The call will be webcast simultaneously as well as being available for one month through a link on the Company's website at www.simpsonmfg.com.

This document contains forward-looking statements, based on numerous assumptions and subject to risks and uncertainties. Although the Company believes that the forward-looking statements are reasonable, it does not and cannot give any assurance that its beliefs and expectations will prove to be correct. Many factors could significantly affect the Company's operations and cause the Company's actual results to differ substantially from the Company's expectations. Those factors include, but are not limited to: (i) general economic and construction business conditions; (ii) customer acceptance of the Company's products; (iii) relationships with key customers; (iv) materials and manufacturing costs; (v) the financial condition of customers, competitors and suppliers; (vi) technological developments; (vii) increased competition; (viii) changes in capital and credit market conditions; (ix) governmental and business conditions in countries where the Company's products are manufactured and sold; (x) changes in trade regulations; (xi) the effect of acquisition activity; (xii) changes in the Company's plans, strategies, objectives, expectations or intentions; and (xiii) other risks and uncertainties indicated from time to time in the Company's filings with the U.S. Securities and Exchange Commission. Actual results might differ materially from results suggested by any forward-looking statements in this document. The Company does not have an obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.

The Company's results of operations (unaudited) for the three ended March 31, 2013 and 2012, were as follows:

	Three Months
	Ended March 31,
(Amounts in thousands, except per share data)	2013	2012
Net sales	$ 154,535	$ 158,734
Cost of sales	89,561	89,329
Gross profit	64,974	69,405

Research and development and engineering expenses	8,308	9,198
Selling expenses	21,371	20,432
General and administrative expenses	26,290	26,244
Loss (gain) on sale of assets	(8)	23

Income from operations	9,013	13,508

Interest income, net	38	65
Income before taxes	9,051	13,573

Provision for income taxes	4,256	6,372

Net income	$ 4,795	$ 7,201

Earnings per common share:
Basic	$0.10	$0.15
Diluted	0.10	0.15

Weighted average shares outstanding:
Basic	48,536	48,273
Diluted	48,626	48,337

Other data:
Depreciation and amortization	$ 7,487	$ 6,721
Pre-tax impairment of assets	1,025	461
Pre-tax equity-based compensation expense	2,977	3,184

Cash dividend declared per common share	$ –	$ 0.125

The Company's financial position (unaudited) as of March 31, 2013 and 2012 and December 31, 2012, was as follows:

	March 31,		December 31,
(Amounts in thousands)	2013	2012	2012
Cash and short-term investments	$ 141,965	$ 160,092	$ 175,553
Trade accounts receivable, net	102,813	107,257	82,812
Inventories	202,341	184,068	204,124
Assets held for sale	577	–	593
Other current assets	32,796	26,234	34,972
Total current assets	480,492	477,651	498,054

Property, plant and equipment, net	211,010	209,460	213,452
Goodwill	122,582	130,556	121,981
Other noncurrent assets	57,463	49,344	56,835
Total assets	$ 871,547	$ 867,011	$ 890,322

Trade accounts payable	$ 30,958	$ 35,109	$ 37,117
Notes payable and lines of credit	1,214	3,556	178
Other current liabilities	42,519	50,705	58,220
Total current liabilities	74,691	89,370	95,515

Long-term debt	–	240	–
Other long-term liabilities	8,435	6,300	5,239
Stockholders' equity	788,421	771,101	789,568
Total liabilities and stockholders' equity	$ 871,547	$ 867,011	$ 890,322

Additional financial data of the Company (unaudited) for the three months ended March 31, 2013 and 2012, were as follows:

	Three Months Ended
	March 31,		%
(Amounts in thousands)	2013	2012	change
Net Sales by Reporting Segment
North America	$ 127,737	$ 127,967	0%
Europe	23,917	28,237	(15%)
Asia/Pacific	2,644	2,372	11%
Administrative and all other	237	158	N/M
Total	$ 154,535	$ 158,734	(3%)

Gross Profit by Reporting Segment
North America	$ 57,091	$ 59,826	(5%)
Europe	7,300	9,124	(20%)
Asia/Pacific	446	410	9%
Administrative and all other	137	45	N/M
Total	$ 64,974	$ 69,405	(6%)

Net Sales by Product Group*
Wood Construction	$ 132,798	$ 137,779	(4%)
Concrete Construction	21,434	20,742	3%
Other	303	213	N/M
Total	$ 154,535	$ 158,734	(3%)

Income (Loss) from Operations
North America	$ 15,260	$ 17,873	(15%)
Europe	(4,180)	(2,372)	N/M
Asia/Pacific	(1,184)	(654)	N/M
Administrative and all other	(883)	(1,339)	N/M
Total	$ 9,013	$ 13,508	(33%)

*	The Company manages its business by geographic segment but is presenting sales by product group as additional information.
N/M	Statistic is not meaningful.

Simpson Manufacturing Co., Inc., headquartered in Pleasanton, California, through its subsidiary, Simpson Strong-Tie Company Inc., designs, engineers and is a leading manufacturer of wood construction products, including connectors, truss plates, fastening systems, fasteners and shearwalls, and concrete construction products, including adhesives, specialty chemicals, mechanical anchors, powder actuated tools and reinforcing fiber materials. The Company's common stock trades on the New York Stock Exchange under the symbol "SSD."

For further information, contact Tom Fitzmyers at (925) 560-9030.